Exhibit 99.1

CNL Center II at City Commons
420 South Orange Avenue
Suite 700
Orlando, Florida 32801-3313
tel 407.650.1151 866.312.2490
fax 407.650.1085
www.cnlhotels.com
News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, & Treasurer	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205
CNL Hotels & Resorts Reports 2005 Fiscal Year End Results
-Solid RevPAR growth of 12.9% for 4th quarter and 10.3% for full year-
(ORLANDO, Fla.) April 5, 2006 – CNL Hotels & Resorts, Inc. (the “Company”), the nation’s second largest hotel real estate investment trust, announced results for the fourth quarter and fiscal year ended December 31, 2005. The following results are compared to the fourth quarter or fiscal year ended December 31, 2004.
Fourth Quarter and Fiscal Year 2005 Performance Highlights
▪	Total revenue increased 11.1% to $349.0 million for the quarter, and 27.0% to $1.3 billion for fiscal year 2005.

▪	Revenue per available room (“RevPAR”) for adjusted comparable properties, as defined in the attached Notes to Financial and Portfolio Information, increased 12.9% for the quarter, resulting from a 2.9 percentage point increase in occupancy to 71.0% and an 8.3% increase in average daily room rate (“ADR”) to $137.65.

▪	Hotel and resort operating profit margin for adjusted comparable properties, as defined in the attached Notes to Financial and Portfolio Information, was 27.8% for the quarter, representing a 1.8 percentage point increase, and increased 1.3 percentage points to 29.6% for the fiscal year.

▪	Net income increased 107.9% to $6.9 million for the fiscal year ended December 31, 2005.

▪	Adjusted EBITDA, as defined in the attached Notes to Financial and Portfolio Information, increased 28.1% to $345.6 million for the fiscal year ending December 31, 2005.

▪	Adjusted Funds from Operations per diluted share, as defined in the attached Notes to Financial and Portfolio Information, increased 5.7% to $1.11 for the fiscal year ending December 31, 2005.
“We are enthusiastic about our solid fourth quarter results driven by continued RevPar and margin growth, which have collectively contributed to the strong performance of our portfolio in 2005,” stated Thomas J. Hutchison III, chief executive officer. “We are particularly pleased with our overall 2005 RevPAR gains following our double-digit RevPAR growth in 2004.”
Operating Performance
RevPAR for the Company’s 85 adjusted comparable properties increased by 12.9% to $97.66 in the fourth quarter ended December 31, 2005 as compared to the same period in 2004, resulting from a 2.9 percentage point increase in occupancy to 71.0% and an 8.3% gain in ADR to $137.65. For the 85 adjusted comparable properties, hotel and resort operating profit margin improved in the fourth quarter ended December 31, 2005 by 1.8 percentage points to 27.8%. For the fiscal year ended December 31, 2005 as compared to the same period in 2004, RevPAR for adjusted comparable properties increased by 10.3% to $100.89, resulting from a 6.8% gain in ADR to $136.66 and a 2.3 percentage point increase in occupancy to 73.8%.
RevPAR for the Company’s adjusted comparable consolidated 28 luxury resort and upper-upscale adjusted comparable properties posted an increase of 12.0% to $115.31 for the fourth quarter ended December 31, 2005, and hotel and resort operating profit margin improved by 1.3 percentage points for the fourth quarter as compared to the fourth quarter of 2004. For the fiscal year ended December 31, 2005, RevPAR for these adjusted comparable properties increased 9.5% and hotel and resort operating profit margin improved by 1.1 percentage points as compared to the 2004 fiscal year. The Company’s 47 adjusted comparable properties that have undergone or are currently undergoing a change in management company or brand affiliation and/or repositioning through renovation, have posted a RevPAR gain of 15.4% and hotel and resort operating profit margin improved 3.1 percentage points for the fourth quarter ended December 31, 2005, as compared to the same period of 2004. For the fiscal year 2005, RevPAR for these properties increased 11.9% and hotel and resort operating profit margin improved by 2.3 percentage points, as compared to the fiscal year 2004.
John A. Griswold, president and chief operating officer, stated, “We posted solid RevPAR and profit margin gains this quarter resulting from a favorable room rate environment, robust group travel and our ability to influence cost containment efforts by our third-party management companies.”
Balance Sheet & Financing Activities
The Company’s financial flexibility was significantly enhanced in 2005 from the closing of the $200 million senior secured revolving credit facility, the retirement of approximately $541 million of long-term debt (including the remaining balance of a $353 million secured term loan) with proceeds from the asset dispositions referenced below and the refinancing of all outstanding debt at JW Marriott Desert Ridge with a $300 million CMBS loan. As of December 31, 2005, the Company had approximately $181.3 million available under its $200 million revolver.
Subsequently, in January 2006, the Company closed on a $1.525 billion five-year CMBS loan that paid off the prior $1.5 billion CMBS loan and included $1.0 billion financed at a fixed rate of 5.57 percent and $525 million financed at a floating rate of 30-day LIBOR, plus 2.725 percent.
“The revolver and refinancing the prior $1.5 billion CMBS clearly demonstrate the implementation of our long-term capital plan. After hedging the lodging sector’s early recovery with floating rate debt, we fixed $1 billion of our debt structure at a favorable long-term rate. This allowed us to enhance our fixed to floating rate mix and make a substantive reduction in interest costs,” stated C. Brian Strickland, executive vice president and chief financial officer. “We remain focused on effectively managing our corporate capital structure and our opportunities to enhance our financial flexibility.”
Dispositions
As previously announced in the fourth quarter of 2005, the partnership in which the Company held a 49% interest completed the sale of the Waikiki Beach Marriott Resort for approximately $279 million. Following the closing of the sale, the partnership distributed the net proceeds among the partners, including approximately $50.1 million to the Company.

In January 2006, the Company completed the previously announced sale of its interest in the venture that owned the Hotel del Coronado. As a result of the sale, net proceeds of approximately $166 million have been received and the Company anticipates an estimated net gain of approximately $130 million.
“While these two properties were part of our luxury and upper upscale portfolio, we believe selling our interests in them allowed us to benefit from a favorable market cycle and take advantage of the compelling sales prices being offered. Executing these sales supports our long-term strategy to harvest value in our mature assets and recycle capital into assets we believe present greater growth potential,” stated Mr. Hutchison.
Acquisitions
In February 2006, the Company acquired the 500-acre Grande Lakes Orlando resort for approximately $753 million, excluding transaction costs — comprising a 584-room Ritz Carlton, a 998-room JW Marriott, a 40,000-square-foot spa and an 18-hole Greg Norman-designed championship golf course. “We believe this outstanding destination resort and the two incredible properties offer tremendous growth opportunities with strong demand generators and high barriers to new supply in the Orlando market,” added John A. Griswold, president and chief operating officer.
A portion of the proceeds from the sales of the Company’s interests in the Waikiki Beach Marriott Resort and Hotel del Coronado were used to acquire the Grande Lakes Orlando resort.
Other Highlights
Furthering the Company’s relationship with Hilton in January 2006, three of the Company’s signature properties were repositioned with Hilton management and were designated with a new elite Hilton brand, the Waldorf=Astoria Collection. The Company believes these resorts will benefit from Hilton’s depth of management expertise and worldwide distribution channels, as well as from the new designation.
For fiscal year 2005, total capital expenditures invested were approximately $109 million. Significant projects that are planned or currently in-progress in 2006 include a new spa at The Arizona Biltmore in Phoenix, a new signature pool at La Quinta Resort & Club in Palm Springs, California and a new ballroom at each of the following properties: the Doral Golf Resort & Spa, in Miami, The Ritz-Carlton Orlando and the JW Marriott Desert Ridge Resort & Spa in Phoenix.
“We are pleased with the significant strides we have made in 2005 and in early 2006 in executing our strategic objectives including focusing on luxury and upper upscale assets with long-term growth potential as demonstrated by our recent purchase of The Ritz-Carlton and JW Marriott at Grande Lakes” stated Mr. Hutchison. “Taking advantage of favorable lodging fundamentals, we have effectively recycled capital from our portfolio through selective asset dispositions, such as the Waikiki Beach Marriott Resort and the interest in the venture that owned the Hotel del Coronado. We believe our ability to maximize property performance through capital reinvestment and portfolio management is evidenced by our 2005 results. We are pleased with the conversion of three of our signature resorts to Hilton’s new elite brand designation, the Waldorf=Astoria Collection. Finally, we believe we have continued to enhance our financial flexibility by obtaining the revolver, refinancing the CMBS debt and fixing a significant portion of that debt at a favorable fixed rate, and reducing our overall debt through the aforementioned asset dispositions. Our 2005 operating performance, coupled with the significant transactions we have completed to further our strategic objectives, position us to look optimistically to the future of CNL Hotels & Resorts.”
About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper-upscale properties, the Company has approximately $6.0 billion in total assets with 94 hotels and resorts across North America that operate under corporate brands such as Waldorf=Astoria Collection, Ritz-Carlton, Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
The Company references non-GAAP financial measures and operating measures within the meaning of the rules of the Securities and Exchange Commission, such as FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, and Adjusted EBITDA; and RevPAR, ADR, occupancy, and hotel and resort operating profit margin. For further information regarding these measures and why the Company believes these non-GAAP financial measures and operating measures are helpful in understanding the Company’s performance, refer to the accompanying “Financial and Portfolio Information” section.
- Attachments to Follow -
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the pending settlement of the class-action litigation, capital improvements, benefits from re-branding, change of management companies, planned use of financings and sales proceeds, future acquisitions and investments, lodging demand and group travel, momentum, enhanced liquidity position, amount of proceeds and gain, and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to: change in the management approach of the management companies, the failure or adverse change in the branding strategies of the management companies, a change in the planned use of proceeds, the inability to acquire properties that meet the Company’s investment objectives, changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles and tax laws and the application thereof; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; availability of attractive acquisition opportunities; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

CNL Hotels & Resorts, Inc.
Financial and Portfolio Information
INDEX

Page No.
Financial Information
Condensed Consolidated Balance Sheets	6
Condensed Consolidated Statements of Operations	7

Portfolio Information
Property Operating Data	11

Notes to Financial and Portfolio Information	15

CNL Hotels & Resorts, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2005	2004
ASSETS
Hotel and resort properties, net	$3,998,822	$4,079,844
Investments in unconsolidated entities	—	10,248
Assets held for sale	425,633	973,857
Cash and cash equivalents	83,307	99,135
Restricted cash	113,981	137,161
Receivables, net	88,625	76,893
Goodwill	513,132	491,791
Intangible assets, net	336,723	347,265
Prepaid expenses and other assets	99,169	55,783
Loan costs, less accumulated amortization of $38,960 and $17,205, respectively	29,390	45,068

Total assets	$5,688,782	$6,317,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable	2,599,454	2,878,583
Liabilities associated with assets held for sale	418,957	663,832
Accounts payable and accrued expenses	175,026	166,880
Accrued litigation expense	34,151	—
Other liabilities	25,552	28,839
Distributions and losses in excess of investments in unconsolidated entities	2,600	—
Due to related parties	27,000	5,885
Member deposits	229,809	214,246

Total liabilities	3,512,549	3,958,265

Commitments and contingencies

Minority interests	114,860	148,825

Stockholders’ equity:
Preferred stock, without par value.
Authorized and unissued 1,500 shares	—	—
Excess shares, $.01 par value per share.
Authorized and unissued 31,500 shares	—	—
Common stock, $.01 par value per share.
Authorized 225,000 shares; issued 158,417 and 156,167 shares, respectively; outstanding 152,882 and 152,913 shares, respectively	1,530	1,531
Capital in excess of par value	2,743,073	2,740,430
Accumulated distributions in excess of net income	(689,022)	(527,790)
Accumulated other comprehensive income (loss)	5,792	(4,216)

Total stockholders’ equity	2,061,373	2,209,955

Total liabilities and stockholders’ equity	$5,688,782	$6,317,045

CNL Hotels & Resorts, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Room	$795,447	$630,857	$301,593
Food and beverage	343,121	263,517	92,064
Other hotel and resort operating departments	190,683	138,891	25,441
Rental income from operating leases	16,741	24,650	25,024
Other income	2,522	3,598	3,975

	1,348,514	1,061,513	448,097

Expenses:
Room	188,970	153,132	71,676
Food and beverage	234,588	191,203	70,801
Other hotel and resort operating departments	116,026	88,091	16,429
Property operations	246,207	206,353	95,925
Repairs and maintenance	57,147	46,365	21,538
Hotel and resort management fees	40,282	26,047	11,068
Sales and marketing	80,752	66,902	30,381
Credit enhancement funding	(2,057)	(23,006)	(18,840)
General operating and administrative	26,130	23,668	7,937
Litigation settlement	34,151	—	—
State and local taxes	6,700	5,633	2,042
Asset management fees to related party	27,868	26,505	12,782
Depreciation and amortization	182,995	145,872	62,102

	1,239,759	956,765	383,841

Operating profit	108,755	104,748	64,256

Interest income	4,077	2,512	1,781
Interest and loan cost amortization	(192,355)	(153,103)	(59,056)
Gain on sale of common stock	––	9,268	––
Impairment of equity method investment	––	(1,275)	––
(Loss) gain on hedge termination	(1,139)	3,511	––
Transaction costs	(5,458)	(11,521)	(154)
Loss on extinguishment of debt	(2,190)	(17,877)	––

(Loss) income before equity in losses of unconsolidated entities, minority interests and (expense) benefit from income taxes	(88,310)	(63,737)	6,827
Equity in earnings (losses) of unconsolidated entities	32,775	(18,469)	(23,970)
Minority interests	(5,517)	(3,311)	960

Loss from continuing operations before (expense) benefit from income taxes	(61,052)	(85,517)	(16,183)
Benefit (expense) from income taxes	2,965	(27,442)	(262)

Loss from continuing operations	(58,087)	(112,959)	(16,445)
Income from discontinued operations	64,987	25,846	22,438

Net income (loss)	$6,900	$(87,113)	$5,993

(Loss) earnings per share of common stock (basic and diluted):
Continuing operations	$(0.38)	$(0.76)	$(0.19)
Discontinued operations	0.43	0.17	0.26

	$0.05	$(0.59)	$0.07

Weighted average number of shares of common stock outstanding:
Basic and diluted	152,874	148,059	86,225

The following is a reconciliation of net income (loss) to FFO and FFO per share for the year ended December 31 (in thousands, except share and per share data):

	Years Ended December 31,
	2005 (a)
	(b)(c)	2004 (a) (d)	2003	2002	2001
Net (loss) income	$6,900	$(87,113)	$5,993	$15,810	$19,328

Adjustments:

Effect of depreciation of real estate assets of unconsolidated entities	12,682	14,223	14,117	6,496	1,499
Effect of depreciation of real estate assets of minority interests	(12,408)	(12,263)	(6,230)	(2,624)	(774)
Depreciation of real estate assets	197,043	174,214	76,714	36,217	21,818
Gain on sale of real estate assets	(113,755)	(645)	—	—	—
Effect of assumption of liabilities	—	—	—	3,576	—

FFO	$90,462	$88,416	$90,594	$59,475	$41,871

FFO per share – basic and diluted (e)	$0.59	$0.60	$1.05	$1.22	$1.30

Basic (e)	152,874	148,059	86,225	48,937	32,229

Diluted (e)	152,874	148,059	86,225	48,937	32,229

(a)	Results of operations and therefore FFO for the years ended December 31, 2005 and 2004, do not include $15.6 million and $16.6 million, respectively, in net cash flows received for member deposits.

(b)	FFO for the year ended December 31, 2005, does not exclude the following revenue and expenses:
(i)	Litigation settlement of $34.2 million;

(ii)	Loss of $23.6 million from the extinguishment of debt, including our share of loss from the extinguishment of debt related to unconsolidated entities of $7.9 million;

(iii)	Transaction costs of $5.4 million related primarily to the expensing of costs related to the activities in connection with the pursuit of a merger with CNL Hospitality Corp. (“CHC”); and

(iv)	Loss of $1.1 million on the termination of hedges.
(c)	Gain on sale of real estate assets includes $46.4 million gain recognized in connection with the sale of the Waikiki Beach Marriott Resort, owned by a partnership in which we held a 49 percent interest.

(d)	FFO for the year ended December 31, 2004, does not exclude the following revenue and expenses:
(i)	Gain of $9.3 million from the sale of common stock;

(ii)	Loss of $17.9 million from the extinguishment of debt;

(iii)	Transaction costs of $11.5 million related to the write-off of capitalized costs related to the postponed underwritten offering of additional shares of common stock and acquisitions that we are no longer pursuing; and

(iv)	Gain of $3.5 million on the termination of hedges.
(e)	All share and per share amounts reflect the effect of the reverse stock split.
The following is a reconciliation of income or (loss) from continuing operations to EBITDA, for the year ended December 31 (in thousands):

	Years Ended December 31,
	2005(a)(b)	2004(a)(c)	2003	2002	2001
(Loss) income from continuing operations	$(58,087)	$(112,959)	$(16,445)	$4,046	$6,922

Adjustments:

Interest and loan cost amortization	192,355	153,103	59,056	21,867	16,098

Income tax expense (benefit)	(2,965)	27,442	262	—	—

Depreciation and amortization	182,995	145,872	62,102	27,515	15,252

EBITDA	$314,298	$213,458	$104,975	$53,428	$38,272

(a)	Results of operations and therefore EBITDA for the years ended December 31, 2005 and 2004 do not include $15.6 million and $16.6 million, respectively, in net cash flows received for member deposits.

(b)	EBITDA for the year ended December 31, 2005, does not exclude the following revenues and expenses:
(i)	Litigation settlement of $34.2 million;

(ii)	Loss of $1.1 million on the termination of hedges;

(iii)	Transaction costs of $5.4 million related primarily to the expensing of costs related to the activities in connection with the pursuit of a merger with CHC;

(iv)	Loss of $2.2 million from the extinguishment of debt; and

(v)	Equity in earnings of unconsolidated entities of $32.8 million and our interest in income of minority interests of $5.5 million.
(c)	EBITDA for the year ended December 31, 2004, does not exclude the following revenues and expenses:

(i)	Gain of $9.3 million from the sale of common stock;

(ii)	Loss of $17.9 million from the extinguishment of debt;

(iii)	Transaction costs of $11.5 million related to the write-off of capitalized costs related to the postponed underwritten offering of additional shares of common stock and acquisitions that we are no longer pursuing;

(iv)	Equity in losses of unconsolidated entities of $18.5 million and our interest in income of minority interests of $3.3 million; and

(v)	Gain of $3.5 million on the termination of hedges.

The following is a reconciliation of net income (loss) to Adjusted FFO and Adjusted FFO per diluted share for the year ended December 31 (in thousands, except per share data):

	2005	2004
Net income	$6,900	$(87,113)
Depreciation and Amortization of real estate assets	197,043	174,214
Effect of unconsolidated entities	12,682	14,223
Effect of minority interest	(12,408)	(12,263)
Gain on sale of real estate assets	(113,755)	(645)
Loss on extinguishment of debt of unconsolidated entities	6,901	—
Loss on extinguishment of debt (discontinued operations)	13,486	—
Income tax — Deferred tax asset write off	—	32,558
Gain on sale of common stock	—	(9,268)
Impairment of equity method investment	—	1,275
Gain (loss) on hedge termination	1,139	(3,511)
Transaction costs	5,458	11,521
Loss on extinguishment of debt	2,190	17,877
Litigation settlement	34,151	—
Net membership cash flows	15,600	16,600

Adjusted funds from operations	$169,387	$155,468

Weighted average shares	152,874	148,059

Adjusted FFO per share	$1.11	$1.05

The following is a reconciliation of loss from continuing operations to Adjusted EBITDA for the year ended December 31 (in thousands, except per share data):

	2005	2004
Loss from continuing operations	$(58,087)	$(112,959)
Minority interest adjustments	5,517	3,311
Equity method adjustments	(32,775)	18,469
Interest and loan cost amortization	192,355	153,103
Depreciation and amortization	182,995	145,872
Income tax expense (benefit)	(2,965)	(5,116)
Income tax — Deferred tax asset write off	—	32,558
Gain on sale of common stock	—	(9,268)
Impairment of equity method investment	—	1,275
Gain/loss on hedge termination	1,139	(3,511)
Transaction costs	5,458	11,521
Loss on extinguishment of debt	2,190	17,877
Litigation settlement	34,151	—
Net membership cash flows	15,600	16,600

Adjusted EBITDA	$345,578	$269,732

CNL Hotels & Resorts, Inc. and Subsidiaries
PROPERTY OPERATING DATA
Property Operating Data—Comparable Properties
Continuing Operations (1)
For the Three Months Ended December 31, 2005

								Hotel & Resort
								Operating
			Var. (ppt.)		Var. (%)		Var. (%)	Profit	Var. (ppt.)
	Properties	Occupancy	to 2004	ADR	to 2004	RevPAR	to 2004	Margin (3)	to 2004
Consolidated
Luxury and Upper Upscale	30	69.0%	3.6	$164.17	5.8%	$113.23	11.6%	24.0%	0.5
Upscale	27	75.5	2.1	100.07	7.6	75.54	10.7	34.1	0.6
Midscale	25	69.9	2.7	85.21	11.0	59.58	15.5	28.4	1.0

Total Consolidated	82	70.8%	3.1	$133.58	7.0%	$94.53	11.8%	25.7%	0.6
Unconsolidated	2	75.5	6.9	191.08	11.0	144.21	22.1	31.2	7.3

Subtotal	84	71.1%	3.3	$137.79	7.5%	$97.96	12.8%	26.3%	1.4
Triple Net Lease (2)	6	68.7	(3.7)	122.58	16.2	84.19	10.2	28.7	0.7

Total	90	71.0%	3.0	$137.03	8.0%	$97.24	12.7%	26.4%	1.4

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these properties, as we do not directly participate in their hotel operating revenues and expenses.

(3)	Hotel and resort operating profit margin is calculated as hotel and resort operating profit divided by total hotel and resort revenues.

CNL Hotels & Resorts, Inc. and Subsidiaries
PROPERTY OPERATING DATA
Property Operating Data—Comparable Properties
Continuing Operations (1)
For the Twelve Months Ended December 31, 2005

								Hotel &
								Resort
			Var.		Var.		Var.	Operating	Var.
			( ppt.)		(%)		(%)	Profit	(ppt.)
			to		to		to	Margin	to
	Properties	Occupancy	2004	ADR	2004	RevPAR	2004	(3)	2004
Consolidated
Luxury Resort & Upper Upscale	24	73.2%	2.5	$136.47	6.9%	$99.83	10.7%	25.6%	1.8
Upscale	24	76.2	1.7	98.67	8.3	75.17	10.8	34.0	0.3
Midscale	25	72.3	2.4	83.09	8.6	60.06	12.4	29.5	(0.1)

Total Consolidated	73	73.7%	2.3	$114.73	7.5%	$84.61	11.0%	27.7%	1.4
Unconsolidated	2	78.4	2.4	183.40	7.5	143.80	10.8	30.1	3.3

Subtotal	75	74.1%	2.3	$120.16	7.5%	$89.03	11.8%	28.0%	1.7
Triple Net Lease (2)	6	71.5	0.0	114.17	13.6	81.58	13.6	29.7	4.0

Total	81	73.9%	2.1	$119.80	7.9%	$88.57	11.1%	28.1%	1.8

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these properties, as we do not directly participate in their hotel operating revenues and expenses.

(3)	Hotel and resort operating profit margin is calculated as hotel and resort operating profit divided by total hotel and resort revenues.

CNL Hotels & Resorts, Inc. and Subsidiaries
PROPERTY OPERATING DATA
Property Operating Data—Adjusted Comparable Properties
Continuing Operations (1)
For the Three Months Ended December 31, 2005

								Hotel &
								Resort
			Var.		Var.		Var.	Operating	Var.
			( ppt.)		(%)		(%)	Profit	(ppt.)
			to		to		to	Margin	to
	Properties	Occupancy	2004	ADR	2004	RevPAR	2004	(3)	2004
Consolidated
Luxury and Upper Upscale	28	69.3%	3.4	$166.34	6.4%	$115.31	12.0%	26.1%	1.3
Upscale	24	74.6	2.0	99.18	7.1	74.03	10.0	33.4	(0.1)
Midscale	25	69.9	2.7	85.21	11.0	59.58	15.5	28.4	1.0

Total Consolidated	77	70.7%	3.0	$134.00	7.3%	$94.78	12.0%	27.2%	1.1
Unconsolidated	2	75.5	6.9	191.08	11.0	144.21	22.1	31.2	7.3

Subtotal	79	71.1%	3.2	$138.51	7.8%	$98.46	13.0%	27.7%	1.9
Triple Net Lease (2)	6	68.7	(3.7)	122.58	16.2	84.19	10.2	28.7	0.7

Total	85	71.0%	2.9	$137.65	8.3%	$97.66	12.9%	27.8%	1.8

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these properties, as we do not directly participate in their hotel operating revenues and expenses.

(3)	Hotel and resort operating profit margin is calculated as hotel and resort operating profit divided by total hotel and resort revenues.

CNL Hotels & Resorts, Inc. and Subsidiaries
PROPERTY OPERATING DATA
Property Operating Data—Adjusted Comparable Properties
Continuing Operations (1)
For the Twelve Months Ended December 31, 2005

								Hotel &
								Resort
			Var.		Var.		Var.	Operating	Var.
			(ppt.)		(%)		(%)	Profit	(ppt.)
			to		to		to	Margin	to
	Properties	Occupancy	2004	ADR	2004	RevPAR	2004	(3)	2004
Consolidated
Luxury Resort & Upper Upscale	28	73.1%	2.8	$165.63	5.4%	$121.14	9.5%	28.9%	1.1
Upscale	24	76.2	1.7	98.67	8.3	75.17	10.8	34.0	0.3
Midscale	25	72.3	2.4	83.09	8.6	60.06	12.4	29.5	(0.1)

Total Consolidated	77	73.7%	2.5	$134.53	6.4%	$99.09	10.0%	29.6%	1.0
Unconsolidated	2	78.4	2.4	183.40	7.5	143.80	10.8	30.1	3.3

Subtotal	79	74.0%	2.5	$137.92	6.5%	$102.02	10.1%	29.6%	1.2
Triple Net Lease (2)	6	71.5	0.0	114.17	13.6	81.58	13.6	29.7	4.0

Total	85	73.8%	2.3	$136.66	6.8%	$100.89	10.3%	29.6%	1.3

(1)	Excludes one Property held for sale. Properties previously leased to third parties which were converted to the TRS structure and are now leased to wholly-owned TRS entities are presented as consolidated.

(2)	Our operating results include only rental revenues received from third-party lessees of these Properties, as we do not directly participate in their hotel operating revenues or expenses.

(3)	Hotel and resort operating profit margin is calculated as hotel and resort operating profit divided by total hotel and resorts revenues.

CNL Hotels & Resorts, Inc. and Subsidiaries
NOTES TO FINANCIAL AND PORTFOLIO INFORMATION
Non-GAAP Financial Measures and Operating Measures
Included in this news release are certain non-GAAP financial measures which are not calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), and operating measures, within the meaning of applicable SEC rules. The non-GAAP financial measures include FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, and Adjusted EBITDA. The operating measures include RevPAR, ADR, occupancy, and hotel and resort operating profit margin. The following discussion defines these terms and why the Company feels they are helpful in understanding performance.
Funds From Operations
The Company considers FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures.
In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. The Company believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. The Company also believes FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, the Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company’s operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, the Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with net income as reported in the accompanying unaudited consolidated financial statements and notes thereto.
Adjusted FFO
The Company defines Adjusted FFO as FFO (defined from above) plus adjustments to include or exclude certain additional recurring and non-recurring items which are described below. The Company believes Adjusted FFO is useful to the Company and to its investors as a supplemental measure in evaluating our financial performance because it helps evaluate the ongoing performance of its properties and facilitates comparisons between the Company and other lodging REITs and non-REIT lodging companies. Adjusted FFO should be considered only as a supplement to net income or loss (computed in accordance with GAAP) as a measure of the Company’s operating performance. Other REITs and lodging companies may calculate Adjusted FFO differently than the Company does and, accordingly, the Company’s calculation of Adjusted FFO may not be comparable to such other companies’ Adjusted FFO measures. The Company adjusted FFO for the following items, which may occur in any period, when calculating Adjusted FFO:

▪	Net membership cash flows — The Company includes net membership cash flows because they significantly contribute to its cash flows from operating activities and are considered an integral part of its ongoing liquidity position.

▪	Loss on extinguishment of debt of unconsolidated entities — The Company excludes the effects of loss on extinguishment of debt of its unconsolidated entities because it believes that including them in FFO is not consistent with reflecting the Company’s ongoing capital structure or the ongoing performance of its consolidated and unconsolidated properties.

▪	Loss on extinguishment of debt — The Company excludes the effects of loss on extinguishment of debt because it believes that including them in FFO is not consistent with reflecting the Company’s ongoing capital structure or its ongoing performance of its properties.

▪	Gain on the sale of common stock — The Company excludes the effect of the gain on the sale of common stock because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Income tax DTA write-off — The Company excludes the income tax DTA write-off in 2004 because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Impairment of equity method investment — The Company excludes the impairment of equity method investment because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Gain (loss) on hedge termination — The Company excludes the gain/(loss) on hedge terminations because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Transaction costs — The Company excludes transaction costs because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Litigation Settlement — The Company excludes litigation settlement because it believes that including it is not consistent with reflecting the ongoing performance of its properties.
EBITDA
Earnings before interest expense, income taxes, depreciation and amortization, EBITDA, is defined as income (losses) from continuing operations excluding: (i) interest expense, (ii) income tax benefit or expense; and (iii) depreciation and amortization. The Company believes EBITDA is useful to the Company and to an investor as a supplemental corporate level measure in evaluating the Company’s financial performance because EBITDA excludes expenses that the Company believes may not be indicative of its corporate operating performance. By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and its capital structure. By excluding depreciation and amortization expense, which can vary by property based on factors unrelated to hotel and resort performance, the Company and its investors can more accurately assess the financial performance of the Company’s portfolio. The Company’s management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. In addition, it believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements of our business, it does not reflect the amount of capital needed to maintain its properties nor does it reflect trends in interest costs due to interest rate changes or increased borrowings. EBITDA should be considered only as a supplement to net income or loss (computed in accordance with GAAP), as a measure of the Company’s operating performance. Other equity REITs may calculate EBITDA differently than does the Company and, accordingly, its calculation of EBITDA may not be comparable to such other REITs’ EBITDA.
Adjusted EBITDA
The Company defines Adjusted EBITDA as EBITDA (defined from above) plus adjustments to include or exclude certain additional recurring and non-recurring items which are described below. The Company believes Adjusted EBITDA is useful to the Company and to its investors as a supplemental measure in evaluating its financial performance because it helps evaluate the ongoing performance of the Company’s properties and facilitates comparisons between the Company and other lodging REITs and non-REIT lodging companies. Adjusted EBITDA should be considered only as a supplement to net income or loss (computed in accordance with GAAP) as a measure of the Company’s operating performance. Other REITs and lodging companies may calculate Adjusted EBITDA differently than the Company does and, accordingly, its calculation of Adjusted EBITDA may not be comparable to such other companies’

Adjusted EBITDA measures. The Company adjusted EBITDA for the following items, which may occur in any period, when calculating Adjusted EBITDA:
▪	Loss on extinguishment of debt — The Company excludes the effects of loss on extinguishment of debt because it believes that including them in EBITDA is not consistent with reflecting its ongoing capital structure or the ongoing performance of its properties.

▪	Gain on the sale of common stock — The Company excludes the effect of the gain on the sale of common stock because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Net membership cash flows — The Company includes net membership cash flows because they significantly contribute to its cash flows from operating activities and are considered an integral part of its ongoing liquidity position.

▪	Transaction costs — The Company excludes transaction costs because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of its properties.

▪	Minority interest adjustments — The Company excludes the minority interest in the income or loss of its consolidated partnerships as presented in its unaudited condensed consolidated statement of operations because the Company believes that including these amounts in EBITDA does not reflect the effect of the minority interest position on its performance since these amounts include its minority partners’ pro-rata portion of depreciation, amortization and interest expense.

▪	Equity method adjustments — The Company excludes the effect of equity in earnings (losses) from unconsolidated entities as presented in its unaudited condensed consolidated statements of operations because its interest in the earnings (losses) of these entities does not reflect the impact of its minority interest position on the Company’s performance and these amounts include its pro-rata portion of depreciation, amortization and interest expense.

▪	Income tax DTA write-off — The Company excludes the income tax DTA write-off in 2004 because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Impairment of equity method investment — The Company excludes the impairment of equity method investment because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Gain (loss) on hedge termination — The Company excludes the gain/(loss) on hedge terminations because it believes that including it is not consistent with reflecting the ongoing performance of its properties.

▪	Litigation Settlement — The Company excludes litigation settlement because it believes that including it is not consistent with reflecting the ongoing performance of its properties.
Limitations on the Use of Non-GAAP Financial Measures
FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, and Adjusted EBITDA (i) do not represent cash generated from operating activities determined in accordance with GAAP (which, unlike these measures, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) are not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of operating performance. These measures, as presented, may not be comparable to similarly titled measures reported by other companies. Accordingly, the Company believes that in order to facilitate a clear understanding of our consolidated historical operating results, these measures should be considered only as supplemental information and only in conjunction with its net income as reported in the accompanying unaudited consolidated financial statements and notes thereto.
Property Operating Data
The Company’s results of operations are highly dependent upon the operations of its hotel and resort properties. To evaluate the financial condition and operating performance of the Company’s properties, management regularly reviews operating statistics such as revenue per available room (“RevPAR”), average daily room rate (“ADR”), occupancy, and hotel and resort operating profit margin. RevPAR is a commonly used measure within the lodging industry to evaluate hotel and resort operations. The Company defines RevPAR as (i) the average daily room rate, or ADR, charged, multiplied by (ii) the average daily occupancy achieved. The Company defines ADR by dividing room revenue by the total number of rooms occupied by hotel and resort guests on a paid basis during the applicable period. The Company defines occupancy by dividing the total number of rooms occupied by the hotel and resort guests on a paid basis during the applicable period by the total number of available rooms at the property. The Company defines hotel and resort operating profit margin as operating profit at the hotel and resort level, excluding unallocated expenses and certain other expenses which are not captured at the property level, divided by total hotel and resort operating revenues. RevPAR does not include revenue from food and beverage, telephone services or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, the Company considers this measure to be the leading indicator of core revenues for many hotels and resorts. The Company closely monitors what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels, as well as incremental operating profit. For example, increases in occupancy at a hotel or resort may lead to increases in ancillary revenues, such as food and beverage and other hotel and resort amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on the Company’s profitability. The data available to make comparisons is limited by the amount, timing and extent of recent acquisitions made by the Company. The Company uses hotel and resort operating profit margins to evaluate how efficiently expenses are managed at a property in relation to total revenue generated. The Company’s management uses hotel and resort operating profit and the resulting operating profit margin as one measure in determining the value of acquisitions and dispositions and believes this operating measure is used by securities analysts, investors, and other interested parties in the evaluation of equity REITs or other companies in the lodging industry. Hotel and resort operating profit margin should be considered only as a supplement to net income or loss (computed in accordance with GAAP), as a measure of the Company’s operating performance. Other companies in the lodging industry may calculate hotel and resort operating profit margin differently than does the Company and, accordingly, its calculation of hotel and resort operating profit margin may not be comparable to such other companies.
Comparable Properties
The Company defines “comparable properties” as properties owned at the beginning of and during the entirety of both periods being compared. The Company considers 90 properties for the three months ending December 31, 2005 and 81 properties for the twelve months ended December 31, 2005 to be “comparable properties.”
Adjusted Comparable Properties
The Company defines “adjusted comparable properties” as properties owned as of the last day of the reporting periods, including properties acquired during the period (for which historical data is available) as if the Company owned the properties since the beginning of the period and excluding properties that were opened during the reporting periods being compared, changed reporting periods during the periods being compared, or are located outside of the United States. For the three months and twelve months ended December 31, 2005, the Company considers 85 properties to be “adjusted comparable properties.”
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